Exhibit 99.1

For more information contact:
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-9499

ENTERPRISE FINANCIAL TO RESTATE 2010 AND 2011
FINANCIAL STATEMENTS

St. Louis, January 25, 2012. Enterprise Financial Services Corp (NASDAQ: EFSC) announced that it will restate its financial statements for the year ended December 31, 2010 and for the first three quarters of 2011 and 2010. The Company discovered an accounting error that resulted in an inadvertent overstatement of income on loans covered by FDIC loss share agreements during those periods. The Company has concluded that the Company's financial statements, report on internal controls and the reports thereon of Deloitte & Touche LLP, the Company's independent registered public accounting firm included in its Annual Report on Form 10-K as of and for the year ended December 31, 2010 and the interim financial statements included in its Quarterly Reports on Form 10-Q as of and for each of the periods ended March 31, June 30, and September 30, for 2010 and 2011, respectively, should no longer be relied upon.

As a result of the restatement, based on current estimates, the Company expects diluted earnings per share for 2010 to be between $0.20 and $0.25, compared to the originally reported earnings per share of $0.45.

For the nine months ended September 30, 2011, the Company had previously reported net income of $24.8 million, or $1.46 per diluted share. After restating those results, based on current estimates, the Company expects to report diluted earnings per share of between $0.98 and $1.15 for the period ending September 30, 2011 and between $1.20 and $1.35 for the year ended December 31, 2011. The Company will not release its 2011 fourth quarter and year-end results or conduct its quarterly conference call on Thursday, January 26. A rescheduled date will be announced.

Based on current estimates, the Company expects that it and its principal subsidiary, Enterprise Bank & Trust, both will remain "well-capitalized" under all regulatory definitions.

Peter Benoist, President and CEO, said, “The accounting error we discovered was specific to the calculation of income on covered assets. We do not believe the error involved any part of our core banking business; the Bank's previously reported favorable trends in improved asset quality and solid organic growth in commercial loans and core deposits are unchanged.”

Benoist added, “Even at the revised level of income on covered loans, we expect that our FDIC acquisitions remain accretive to 2010 and 2011 earnings per share and we expect them to contribute to 2012 earnings. Also, the strategic value that we gained from those acquisitions in expanding our Phoenix and Kansas City franchises is undiminished.”

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St.

Louis, Kansas City and Phoenix. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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We caution Readers that, whether or not expressly stated, all measures of results of operations and financial condition contained in this press release are preliminary and reflect only our expected results of operations and financial condition as of and for the respective periods referenced following the restatement. Actual reported results of operations and financial condition as a result of the restatement may vary from those expectations due to a number of factors, including additional or revised information or subsequent events.

Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “will,” “likely,” “anticipate,“ “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to local and national economic conditions, risks associated with rapid increase or decrease in prevailing interest rates, effects of mergers and acquisitions, effects of critical accounting policies and judgments, legal and regulatory developments and competition from banks and other financial institutions, as well as other risk factors described in the Annual Report on Form 10-K for the year ended December 31, 2010 and in the Quarterly Reports on Form 10-Q filed subsequent thereto. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.